EXHIBIT 5

                    Willkie Farr & Gallagher

                              May 20, 1994
Loral Corporation
600 Third Avenue
New York, New York  10016

     Re:  Loral Corporation
          Registration Statements on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Loral Corporation, a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $800,000,000 aggregate principal amount of the Company's senior and subordinated debt securities (collectively, the "Debt Securities"); warrants ("Debt Warrants") to purchase Debt Securities; preferred stock, par value $1.00 per share ("Preferred Stock"), and related depositary shares representing fractional interests in the Preferred Stock ("Depositary Shares"); common stock, par value $0.25 per share ("Common Stock"); and warrants to purchase shares of Common Stock, Preferred Stock or other securities ("Equity Warrants"). The Debt Securities, Debt Warrants, Preferred Stock, Depositary Shares, Common Stock and Equity Warrants are herein referred to collectively as the "Securities." The Securities may be issued from time to time by the Company after the registration statements to which this opinion is an exhibit (the "Registration Statements") becomes effective. The terms used herein, unless otherwise defined, have the meanings assigned to them in the Registration Statements.

     We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Indenture, dated as of September 1, 1993 (the "Senior Indenture"), between the Company and Continental Bank, National Association, as trustee, (ii) the form of indenture (the "Subordinated Indenture") between the Company and The Bank of New York, as trustee, (iii) the Restated Certificate of Incorporation and By-Laws of the Company, (iv) the forms of debt warrant agreement and equity warrant agreement (the "Warrant Agreements"), each between the Company and one or more warrant agents (each, a "Warrant Agent") relating to the Debt Warrants or the Equity Warrants, as the case may be, and (v) the form of deposit agreement (the "Deposit Agreement") between the Company and a depositary ("Depositary") relating to the Depositary

Shares; and such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies. In rendering the opinions expressed below, we have relied on factual representations by Company officials and statements of fact contained in the documents we have examined.

     On the basis of the foregoing and having regard for legal considerations we deem relevant, we are of the opinion that:

     (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of New York.

     (2) Upon the taking of appropriate corporate action by the Company; the effectiveness of the Registration Statements under the Act; the qualification of the Senior Indenture or the Subordinated Indenture, as the case may be, under the Trust Indenture Act of 1939; the compliance with the "blue sky" laws of certain states; the due execution and delivery by the parties thereto of (a) the Subordinated Indenture, and each amendment of or supplement to the Senior Indenture or the Subordinated Indenture, as the case may be (each such Indenture, as so amended or supplemented, being referred to as an "Indenture," and the Trustee under any Indenture being referred to as a "Trustee") and
(b) a Warrant Agreement relating to Debt Warrants, and each amendment of or supplement thereto (each such Warrant Agreement, as so amended or supplemented, being referred to as a "Debt Warrant Agreement"), assuming that the relevant Indenture and Debt Warrant Agreement are consistent with the forms thereof filed as exhibits to the Registration Statement; and the due execution of the Debt Securities and the Debt Warrants on behalf of the Company, the Debt Securities and the Debt Warrants will be duly and validly authorized and, when the Debt Securities are duly authenticated by the relevant Trustee and the Debt Warrants are duly authenticated by the relevant Warrant Agent and sold and delivered at the price and in accordance with the terms set forth in the Registration Statements and the supplement or supplements to the relevant Prospectus included therein, the Debt Securities and the Debt Warrants will be valid and binding obligations of the Company, entitled to the benefits of the relevant Indenture and Debt Warrant Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (3) Upon the taking of appropriate corporate action by the Company and its shareholders, including the approval of the terms of any class or series of Securities; the effectiveness of the

Registration Statements under the Act; the due execution and delivery by the parties thereto of (a) a Warrant Agreement relating to Equity Warrants, and each amendment thereof or supplement thereto (each such Warrant Agreement, as so amended or supplemented, being referred to an "Equity Warrant Agreement") and (b) a Deposit Agreement relating to Depositary Shares, and each amendment thereof or supplement thereto (each such Deposit Agreement, as so amended or supplemented, being referred to as a "Deposit Agreement"), assuming that the relevant Equity Warrant Agreement and Deposit Agreement are consistent with the forms thereof filed as exhibits to the Registrations Statements; and the due execution of the Equity Warrants on behalf of the Company and of the depositary receipts evidencing interests in the Depositary Shares on behalf of the Company, the Equity Warrants and the Depositary Shares will be duly and validly authorized and, when the Equity Warrants are duly authenticated by the relevant Warrant Agent and the depositary receipts evidencing rights in the Depositary Shares are duly authenticated by the relevant Depositary, and the Equity Warrants and Depositary Shares are sold and delivered at the price and in accordance with the terms set forth in the Registration Statements and the supplement or supplements to the relevant Prospectus included therein, the Common Stock and the Preferred Stock will be validly issued, fully paid and nonassessable, the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing rights therein, and the Equity Warrants will be valid and binding obligations of the Company, entitled to the benefits of the Equity Warrant Agreement and the Deposit Agreement, as the case may be, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the caption "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act.

                                   Very truly yours,
                                   Willkie Farr & Gallagher